UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2014

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54657	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 E. Flamingo, #3101, Las Vegas, Nevada 89119 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS OBLIGATIONS

Item 1.01 Entry Into Material Definitive Agreement.

On November 28, 2011, E-Waste Systems, Inc (“EWSI”) entered into a binding Agreement (“HTA”) with Aruls Environmental and Green Ozone Pvt Ltd (“AEGOPL”), an India based company, for a Joint Venture to develop and expand reverse logistic operations in North America, India and South East Asia.

The  HTA provides for an initial investment of $750K by AEGOPL is to fund the acquisition of an existing Public Company to establish a functional presence for AEGOPL in the US to advance application for government support to open recycling and environmental operations in India and the other interested territories. This investment will also provide working capital for the development of e-waste projects in New York area providing a significant expansion of the EWSI New York operations. The HTA also commits $1.75M to expand the EWSI New York e-waste facility. The parties will enter into a Joint Venture to establish a regional and/or national eWaste recycling and environmental business in India. Closing of the investment is set to 90 days from the effective date of the HTA. A copy of the HTA is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On November 28, 2014, EWSI entered into a Teaming Agreement with Ingram Micro (UK) Limited (“Ingram Micro UK”), a limited company registered in England and Whales and a subsidiary of Ingram Micro Inc., self-described as “the world’s largest technology distributor and a leading technology sales, marketing and logistics company for the IT industry worldwide.”

Pursuant to EWSI’s branded strategy of growth, the Teaming Agreement gives both companies the ability to extend its service to geographical locations in which they don’t presently operate. Under the terms of the Teaming Agreement, both parties have (i) agreed to collaborate to address customers with services to process certain end of life electronics assets from their respective customers (ii) agreed to use the highest standards for the e-Waste industry including but not limited to zero landfill and prohibition of illegal exportation of hazardous material have agreed to work together to and (iii) agreed that EWSI shall be the sole commercial brand under this agreement for its customers and Ingram Micro UK shall be the sole commercial brand for its customers.  A copy of the Teaming Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

On December 2, 2014 the Company's Board of Directors unanimously approved the execution of a contract for Executive Consulting with Simon Hundal, based in the United Kingdom, to provide executive operations management, business development, acquisition sourcing, and related services to the Company and to report directly to the Chief Executive Officer or such other senior executive as directed by the Board of Directors from time to time. Simon Hundal shall carry the title of Director and Chief Operations Officer and Business Development and shall be compensated on an incentive-based system. A copy of the Executive Consulting Agreement is attached as Exhibit 10.3 and is incorporated herein by reference.

Effective December 2, 2014, the Board of directors unanimously approved the execution of a Consulting Fee Agreement with Jayesh Tanna, a citizen of the Republic of India with international business experience and extensive contacts to provide executive operations management, business development, acquisition sourcing, investment sourcing in order to exploit commercial opportunities in the United States and in the Republic of India and to spearhead expansion in India. A copy of the Consulting Fee Agreement is attached as Exhibit 10.4 and is incorporated herein by reference.

The foregoing descriptions of the agreements do not purport to be complete and are qualified in their entirety by reference to the full test of the agreements attached hereto.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 – Amendment to Articles of Incorporation or Bylaws

On December 2, 2014 the Company approved the filing of an amendment to its Articles of Incorporation with the Nevada Secretary of State to increase its’ authorized capital.  This increase will be effective upon the filing and acceptance by the Secretary of State of Nevada.  The previously authorized capital of the company was 24,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.  The amounts will be increased to Four Hundred Ninety Million (490,000,000) shares of common stock and Ten Million (10,000,000) shares of Preferred stock.

The increase in the Company’s authorized capital was consented to by the Board of Directors of the Company as well as consent of our Majority shareholder voting 64.7% of our issued and outstanding shares of Common stock.  This action was deemed necessary to help support the Company’s growth initiatives and to discharge obligations previously made to convertible note holders.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Binding Heads of Terms Agreement (“HTA”) E-Waste Systems, Inc., and Aruls Environmental and Green Ozone Pvt Ltd dated November 25, 2014

10.2	Teaming Agreement between E-Waste Systems, Inc., and Ingram Micro (UK) Limited dated November 28, 2014

10.3	Executive Consulting Agreement between EWSI and its subsidiaries including E-Waste Systems (UK) Ltd and Simon Hundal approved by the Board of Directors on December 2, 2014

10.4	Consulting Fee Agreement between EWSI and its subsidiaries including E-Waste Systems (UK) Ltd and Jayesh Tanna approved by the Board of Directors on December 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/       Martin Nielson
By:     Martin Nielson
Its:      Chief Executive Officer

Date:   December 4, 2014